Exhibit 99.01

MACROSOLVE AND MEDL MOBILE SIGN DEAL TO PROVIDE IP BENEFIT TO MOBILE APP DEVELOPERS

Mobile Leaders Provide App Developer Network Access to MacroSolve Patent

TULSA, OK -- (Marketwire) – 3/12/13 – MacroSolve, Inc. (OTCQB: MCVE) ("MacroSolve" or the "Company"), a leading provider of mobile technology intellectual property, announces the finalization of the agreement with MEDL Mobile Holdings, Inc. (OTCBB: MEDL.OB) (“MEDL Mobile”) a pioneer in the creation, development, marketing and monetization of mobile apps.

Seeking to provide the benefits of its intellectual property to mobile app developers, MacroSolve has finalized its agreement with MEDL Mobile to bring forth a program that offers access to MacroSolve’s U.S. Patent 7,822,816 to thousands of app developers.  MEDL Mobile has the right to grant a license of the patent to its clients on a ‘per install’ basis.  MacroSolve will benefit by receiving a percentage of the passive revenues which are subject to MEDL achieving minimum performance goals.

“Our partnership with MacroSolve will now offer substantial intellectual property benefits to emerging app developers,“ said Andrew Maltin, MEDL Mobile CEO. “We are excited to be able to add to our increasing library of tools and services for our growing Developer Network.”

MacroSolve Chairman and CEO Jim McGill states, “MEDL is the first visionary partner to provide the benefits of the ‘816’ patent to thousands of app developers.  Our joint agreement is designed to be a simple and affordable solution for app developers.”

MacroSolve’s U.S. Patent No 7,822,816 addresses mobile information collection system across all wireless networks, smartphones, tablets and rugged mobile devices. The patent,  a significant intellectual property asset to MacroSolve, covers fundamental technology in the mobile application space utilized by multiple companies.

About MacroSolve
Founded in 1997, MacroSolve is heralded for its robust IP portfolio, while advancing throughout the mobile apps era by innovating key technologies that have laid the foundation for apps and next-gen developers. Today, MacroSolve is empowering a new era of mobile innovators seeking advisory services and IP strength from a source of experience.

Safe Harbor Statement
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in our publicly filed reports. Factors that could cause these differences include, but are not limited to, the acceptance of our products, lack of revenue growth, failure to realize profitability, inability to raise capital and market conditions that negatively affect the market price of our common stock. The Company disclaims any responsibility to update any forward-looking statements.

Company Contacts
MacroSolve, Inc.
info@macrosolve.com
www.macrosolve.com
‘In Defense of Innovation’ Blog: www.macrosolve.com/category/general-blog/